Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
July 24, 2017	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES INCREASED EARNINGS FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2017

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported an earnings increase of 7.6% for the six months ended June 30, 2017, compared to the same period for 2016. For the three months ended June 30, 2017, the Bancorp’s earnings increased by 12.8%, compared to the same period for 2016. At June 30, 2017, the Bancorp’s assets totaled $921.2 million.

Net income totaled $4.8 million for the six months ended June 30, 2017, compared to $4.5 million for the six months ended June 30, 2016. The net income of $4.8 million for the six months ended June 30, 2017, represents $1.69 earnings per basic and diluted share. For the first six months of 2017, the return on average assets (ROA) was 1.07% and the return on average equity (ROE) was 10.97%.

Net income totaled $2.5 million for the three months ended June 30, 2017, compared to $2.2 million for the three months ended June 30, 2016. The net income of $2.5 million for the three months ended June 30, 2017, represent $0.89 earnings per basic and diluted share. For the second quarter of 2017, the ROA was 1.11% and the ROE was 11.30%.

“Management’s focus on noninterest income over the past year led to a roughly 7% year to date increase in the category. This is a long-term strategic focus and we continue to implement strategies to engage our customers in ways that create shared value for both the Bank and the customer,” said Benjamin Bochnowski, president and chief executive officer. “Results were largely as planned and stem from the continued execution of the Bank’s strategic plan. The Company’s strong financial performance reflects the Bank’s customer focus as we continue to find opportunities for growth in the local economy.”

“The Bancorp’s six and three month earnings increase has been positively impacted by management’s ability to consistently grow its loan portfolio and core deposit funding. For the current year, loan originations have increased in excess of 10%, compared to last year. In addition, the Bancorp’s earnings have been enhanced by increased noninterest income and well managed operating expenses,” said Robert Lowry, chief financial officer. “The Bancorp’s earnings continue to create capital that will be used to fuel future growth.”

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $14.6 million for the six months ended June 30, 2017, compared to $14.3 million for the six months ended June 30, 2016, an increase of $278 thousand or 1.9%. The Bancorp’s net interest margin on a tax-adjusted basis was 3.83% for the six months ended June 30, 2017, compared to 3.88% for the six months ended June 30, 2016. For the three months ended June 30, 2017, net interest income totaled $7.7 million, compared to $7.4 million for the three months ended June 30, 2016 for an increase of $298 thousand or 4.0%. The Bancorp’s net interest margin on a tax-adjusted basis was 3.84% for the three months ended June 30, 2017, compared to 3.82% for the three months ended June 30, 2016.

Noninterest Income

Noninterest income from banking activities totaled $3.7 million for the six months ended June 30, 2017, compared to $3.5 million for the six months ended June 30, 2016, an increase of $237 thousand or 6.8%. For the three months ended June 30, 2017, noninterest income from banking activities totaled $2.0 million, compared to $1.8 million for the three months ended June 30, 2016, an increase of $190 thousand or 10.7%. During 2017, the Bancorp has seen increases in its noninterest income from banking services and securities sales. Also during 2017, noninterest income from mortgage loan sales decreased due to lower sales. In addition, income from wealth management operations decreased due to book value changes of assets under management and the timing of one-time fees.

Noninterest Expense

Noninterest expense totaled $12.3 million for the six months ended June 30, 2017, compared to $12.0 million for the six months ended June 30, 2016, an increase of $281 thousand or 2.3%. For the three months ended June 30, 2017, noninterest expense totaled $6.0 million, compared to $5.9 million for the three months ended June 30, 2016, an increase of $86 thousand or 1.4%. During 2017, the Bancorp has seen increases in its noninterest expense from costs related to third-party services, marketing of brand and financial services, and increased compensation related to annual salary adjustments. Decreases in noninterest expense for 2017 were realized for occupancy costs and deposit insurance premiums.

Lending

The Bancorp’s loan portfolio totaled $600.9 million at June 30, 2017, compared to $583.7 million at December 31, 2016, an increase of $17.3 million or 3.0%. During the first six months of 2017, the Bancorp originated $166.2 million in new loans, an increase of $15.6 million or 10.4%, compared to the first six months of 2016. During the six months ended June 30, 2017, the Bancorp saw its commercial real estate, construction and land development, multifamily, 1-4 first liens, HELOCS and government loan balances increase. During the six months ended June 30, 2017, $17.6 million in newly originated fixed rate mortgage loans were sold into the secondary market resulting in gains of $471 thousand. The loan portfolio represents 69.8% of earning assets and is comprised of 65.3% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $240.7 million at June 30, 2017, compared to $233.6 million at December 31, 2016, an increase of $7.1 million or 3.0%. The securities portfolio represents 28.0% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $27.8 million at June 30, 2017, compared to $45.1 million at December 31, 2016, a decrease of $17.4 million. The decrease in cash and cash equivalents is mostly a result of short-term deposits from local municipalities received in December 2016 and withdrawn as planned during the first quarter of 2017.

Funding

At June 30, 2017, core deposits totaled $609.6 million, compared to $594.1 million at December 31, 2016, an increase of $15.5 million or 2.6%. Core deposits include checking, savings, and money market accounts and represented 77.4% of the Bancorp’s total deposits at June 30, 2017. During the first six months of 2017, balances for savings and checking accounts increased. The increase in core deposits is a result of management’s sales efforts along with customer preferences for short-term liquid investments in the continued low interest rate environment. At June 30, 2017, balances for certificates of deposit totaled $177.5 million, compared to $185.4 million at December 31, 2016, a decrease of $8.0 million or 4.3%. In addition, at June 30, 2017, borrowings and repurchase agreements totaled $35.2 million, compared to $39.8 million at December 31, 2016, a decrease of $4.6 million or 11.5%. A strong core deposit funding base allows management to become less reliant on higher cost certificates of deposit and borrowed funds.

Asset Quality

At June 30, 2017, non-performing loans totaled $5.6 million, compared to $6.1 million at December 31, 2016, a decrease of $530 thousand or 8.7%. The Bancorp’s ratio of non-performing loans to total loans was 0.93% at June 30, 2017, compared to 1.05% at December 31, 2016. The decrease in the ratio of non-performing loans for 2017 is related to a partial charge-off totaling $829 thousand for a pool of investor owned residential real estate loans. In addition, the Bancorp’s ratio of non-performing assets to total assets was 1.06% at June 30, 2017, compared to 1.10% at December 31, 2016.

For the six months ended June 30, 2017, $557 thousand in provisions to the ALL were required, compared to $584 thousand for the six months ended June 30, 2016, a decrease of $27 thousand or 4.6%. The ALL provision for the current six-month period is primarily a result of overall loan portfolio growth. For the six months ended June 30, 2017, charge-offs, net of recoveries, totaled $1.2 million, compared to charge-offs, net of recoveries of $200 thousand for the six months ended June 30, 2016. The net loan charge-offs for the first six months of 2017 were comprised of $903 thousand in residential real estate loans, $26 thousand in consumer loans, $228 thousand in commercial business loans, and $25 thousand in home equity loans. At June 30, 2017, the allowance for loan losses totaled $7.1 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.18% at June 30, 2017, compared to 1.32% at December 31, 2016. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 126.9% at June 30, 2017, compared to 126.1% at December 31, 2016.

Capital Adequacy

At June 30, 2017, shareholders’ equity stood at $89.3 million, and tangible capital represented 9.7% of total assets. The Bancorp’s regulatory capital ratios at June 30, 2017 were 14.1% for total capital to risk-weighted assets, 13.0% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 9.5% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $31.18 per share at June 30, 2017.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 16 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp

Quarterly Financial Report

Key Ratios	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2017	2016	2017	2016
Return on equity	11.30%	10.49%	10.97%	10.64%
Return on assets	1.11%	1.02%	1.07%	1.03%
Basic earnings per share	$0.89	$0.78	$1.69	$1.57
Diluted earnings per share	$0.89	$0.78	$1.69	$1.57
Yield on loans	4.42%	4.43%	4.39%	4.51%
Yield on security investments	2.64%	2.54%	2.62%	2.56%
Total yield on earning assets	3.89%	3.87%	3.87%	3.92%
Cost of deposits	0.26%	0.24%	0.25%	0.24%
Cost of borrowings	1.21%	1.01%	1.17%	1.00%
Total cost of funds	0.30%	0.30%	0.29%	0.30%
Net interest margin - tax equivalent	3.84%	3.82%	3.83%	3.88%
Noninterest income / average assets	0.86%	0.80%	0.83%	0.81%
Noninterest expense / average assets	2.66%	2.71%	2.73%	2.76%
Net noninterest margin / average assets	-1.80%	-1.91%	-1.90%	-1.95%
Efficiency ratio	62.69%	65.09%	65.17%	65.46%
Effective tax rate	22.59%	22.69%	19.99%	22.28%
Dividend declared per common share	$0.29	$0.28	$0.57	$0.55

	June 30,
	2017	December 31,
	(Unaudited)	2016
Net worth / total assets	9.69%	9.21%
Book value per share	$31.18	$29.41
Non-performing assets to total assets	1.06%	1.10%
Non-performing loans to total loans	0.93%	1.05%
Allowance for loan losses to non-performing loans	126.88%	126.10%
Allowance for loan losses to loans outstanding	1.18%	1.32%
Foreclosed real estate to total assets	0.24%	0.29%

Consolidated Statements of Income	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2017	2016	2017	2016
Interest income:
Loans	$6,664	$6,427	$13,103	$12,991
Securities & short-term investments	1,608	1,525	3,247	3,076
Total interest income	8,272	7,952	16,350	16,067
Interest expense:
Deposits	498	441	957	870
Borrowings	116	151	220	302
Total interest expense	614	592	1,177	1,172
Net interest income	7,658	7,360	15,173	14,895
Provision for loan losses	323	288	557	584
Net interest income after provision for loan losses	7,335	7,072	14,616	14,311
Noninterest income:
Fees and service charges	821	716	1,561	1,379
Wealth management operations	398	434	808	857
Gain on sale of securities, net	252	165	545	418
Gain on sale of loans held-for-sale, net	271	291	471	541
Increase in cash value of bank owned life insurance	115	121	230	237
Gain on sale of foreclosed real estate, net	93	42	93	74
Other	10	1	37	2
Total noninterest income	1,960	1,770	3,745	3,508
Noninterest expense:
Compensation and benefits	3,140	3,071	6,753	6,633
Occupancy and equipment	815	964	1,697	1,868
Data processing	360	338	728	663
Marketing	199	130	334	244
Federal deposit insurance premiums	81	131	158	268
Other	1,433	1,308	2,658	2,371
Total noninterest expense	6,028	5,942	12,328	12,047
Income before income taxes	3,267	2,900	6,033	5,772
Income tax expenses	738	658	1,206	1,286
Net income	$2,529	$2,242	$4,827	$4,486

NorthWest Indiana Bancorp

Quarterly Financial Report

Balance Sheet Data

(Dollars in thousands)

	June 30, 2017	December 31,	Change	Mix
	(Unaudited)	2016	%	%
Total assets	$921,243	$913,626	0.8%	n/a
Cash & cash equivalents	27,759	45,109	-38.5%	n/a
Securities - available for sale	240,748	233,625	3.0%	n/a

Loans receivable:
Construction and land development	$44,550	$38,937	14.4%	7.4%
1-4 first liens	171,686	170,018	1.0%	28.6%
Multifamily	37,170	36,086	3.0%	6.2%
Commercial real estate	204,532	195,438	4.7%	34.0%
Commercial business	75,783	77,299	-2.0%	12.6%
1-4 Junior Liens	733	838	-12.5%	0.1%
HELOC	32,745	31,737	3.2%	5.4%
Lot loans	2,663	3,244	-17.9%	0.4%
Consumer	490	524	-6.5%	0.1%
Government and other	30,592	29,529	3.6%	5.1%
Total loans	$600,944	$583,650	3.0%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$119,874	$111,800	7.2%	15.2%
Interest bearing checking	188,867	176,349	7.1%	24.0%
Savings	133,261	127,626	4.4%	16.9%
Money market	167,454	178,332	-6.1%	21.3%
Total core deposits	609,456	594,107	2.6%	77.4%
Certificates of deposit	177,525	185,664	-4.4%	22.6%
Total deposits	$786,981	$779,771	0.9%	100.0%

Borrowings and repurchase agreements	$35,245	$39,826	-11.5%
Stockholder's equity	89,308	84,108	6.2%

Asset Quality
(Dollars in thousands)	June 30, 2017	December 31,	Change
	(Unaudited)	2016	%
Nonaccruing loans	$5,171	$5,605	-7.7%
Accruing loans delinquent more than 90 days	403	500	-19.4%
Securities in non-accrual	2,031	1,689	20.2%
Foreclosed real estate	2,167	2,665	-18.7%
Total nonperforming assets	$9,772	$10,459	-6.6%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$791	$1,236	-36.0%
ALL general allowances for loan portfolio	6,282	6,462	-2.8%
Total ALL	$7,073	$7,698	-8.1%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$-	$-	0.0%
Nonaccruing troubled debt restructurings, compliant (2)	-	246	-100.0%
Accruing troubled debt restructurings	327	60	445.0%
Total troubled debt restructurings	$327	$306	6.9%
(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

	At June 30,
	2017	Required
	Actual	To Be
	Ratio	Well
	(Unaudited)	Capitalized

Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	13.0%	6.5%
Tier 1 capital to risk-weighted assets	13.0%	8.0%
Total capital to risk-weighted assets	14.1%	10.0%
Tier 1 capital to adjusted average assets	9.5%	5.0%

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	12.8%	6.5%
Tier 1 capital to risk-weighted assets	12.8%	8.0%
Total capital to risk-weighted assets	13.8%	10.0%
Tier 1 capital to adjusted average assets	9.3%	5.0%